Exhibit 10.28

ASSET PURCHASE AGREEMENT

BETWEEN

EVANS & SUTHERLAND COMPUTER CORP.

AND

VIDEO DISPLAY CORPORATION

October 12, 2004

TABLE OF CONTENTS

Section 1 - Definitions

Section 2 – Basic Transaction
(a)	Purchase and Sale of Assets
(b)	No Assumption of Liabilities
(c)	Purchase Price
(d)	The Closing
(e)	Deliveries at the Closing
(f)	Allocation

Section 3 – Representations and Warranties of the Seller
(a)	Organization of the Seller
(b)	Authorization of Transaction
(c)	Noncontravention
(d)	Brokers’ Fees
(e)	Title to Assets
(f)	Tangible Assets
(g)	Product Liability
(h)	Litigation
(i)	Product Warranty
(j)	Material Contracts
(k)	Inventory
(l)	Intellectual Property
(m)	Legal Compliance
(n)	Reformatted Financial Information
(o)	Disclosure

Section 4 – Representations and Warranties of the Buyer
(a)	Organization of the Buyer
(b)	Authorization of Transaction
(c)	Noncontravention
(d)	Brokers’ Fees
(e)	Risk of Business
(f)	Disclosure

Section 5 – Pre-Closing Covenants
(a)	General
(b)	Notices and Consents
(c)	Operation of Business
(d)	Preservation of Business
(e)	Full Access
(f)	Publicity
(g)	Confidentiality

Section 6 – Conditions to Obligation to Close
(a)	Conditions to Obligation of the Buyer
(b)	Conditions to Obligation of the Seller

Section 7 – Termination

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Section 8 – Post Closing Covenants
(a)	General
(b)	Litigation Support
(c)	Transition
(d)	Covenant Not to Compete
(e)	Agreement Not to Solicit Customers
(f)	Agreement Not to Solicit Employees
(g)	Premises Use
(h)	Warranty Service
(i)	Spares Pricing
(j)	Transition Support
(k)	Employees

Section 9 – Remedies for Breach of this Agreement
(a)	Survival of Representations and Warranties
(b)	Indemnification Provisions

Section 10 – Disputes and Arbitration

Section 11 – Miscellaneous
(a)	Survival of Representations and Warranties
(b)	Entire Agreement
(c)	Succession and Assignment
(d)	Counterparts
(e)	Headings
(f)	Notices
(g)	Amendments and Waivers
(h)	Severability
(i)	Expenses
(j)	Incorporation of Exhibits and Schedules
(k)	Bulk Transfer Laws
(l)	Governing Law

Exhibits
Supply Agreement
Assignment of Intellectual Property Transfers Agreement
Assumption Agreement
Allocation Schedule
Transition Plan

Schedules
Acquired Assets
Excluded Assets
Disclosure Schedule
Intellectual Property – CR- Based Projector (Trademarks, Service Marks, Trade Dress, Logos, Trade Names)
Intellectual Property – CR- Based Projector (Copyrightable Works, All Copyrights, All Applications, Registrations, Renewals
Computer Software – CR- Based Projector
Exceptions to Proprietary Rights – CRT- Based Projector

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of October 11, 2004 by and between VIDEO DISPLAY CORPORATION, a Georgia corporation (the “Buyer”), and EVANS & SUTHERLAND COMPUTER CORP., a Utah corporation (the “Seller”).  The Buyer and the Seller are referred to collectively herein as the “Parties.”

This Agreement contemplates a transaction in which the Buyer will purchase Seller’s cathode ray tube (“CRT”) based projector business and certain of the assets (and assume none of the liabilities) of the Seller used in that business in return for cash and a Supply Agreement as per attached Exhibit A.

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1.              Definitions.

“Acquired Assets” means all right, title, and interest in and to the following assets of the Seller: (a) all the tangible personal property such as all CRT projector machinery, equipment, inventories of raw materials and supplies, manufactured and purchased parts, goods in process and finished goods, furniture, tools, jigs, and dies used exclusively or primarily by the Seller in its CRT- based projector business including, but not limited to such personal property which is specifically enumerated on Schedule 1 attached hereto (b) Intellectual Property, (c) files, documents, correspondence, lists, plats, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials used exclusively in the Seller’s CRT- based projector business, and (d) parts and service customer lists, history and contact information used exclusively in the Seller’s CRT- based projector business; provided, however, anything to the contrary in the foregoing notwithstanding, that the Acquired Assets shall not include (i) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of the Seller as a corporation, (ii) any of the rights of the Seller under this Agreement or (iii) any asset of the Seller primarily used in its other businesses, including any asset not specifically set forth above or that is specifically set forth on Schedule 2 attached hereto.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and all reasonable fees and expenses of attorneys and experts.

“Buyer” has the meaning set forth in the preface above.

“Closing” has the meaning set forth in Section 2(d) below.

“Closing Date” has the meaning set forth in Section 2(d) below.

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B and of any similar state law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Disclosure Schedule” means a schedule or listing of exceptions to the representations made by Seller in Section 3 below or by the Buyer in Section 4 below, and in each case reasonably satisfactory to the party to which such representations and warranties are made.

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA Section 3(3)) and any other material employee benefit plan, program or arrangement of any kind.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA Section 3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA Section 3(1).

“Environmental, Health, and Safety Requirements” shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity that is treated as a single employer with the Seller for purposes of Code Section 414.

“Estoppel Certificates” has the meaning set forth in Section 6(a) below.

“Export Control” means the U. S. Government Export Control Laws, including the Office of Defense Trade Controls (ODTC) and the International Traffic in Arms Regulations (ITAR)

“Financial Statement” has the meaning set forth in Section 3(g) below.

“GAAP” means United States Generally Accepted Accounting Principles as in effect from time to time.

“Independent Requests For Spares And/Or Repairs” means any customer request received by Seller for ESCP or TargetView spare parts, and/or related repairs, independent of and not involving a Seller’s System or Warranty Obligations thereunder, or a Seller’s Service Agreement.

“Intellectual Property” means the following, (a) the trademarks, service marks, trade dress, logos, trade names, and together with all translations, adaptations, derivations, and combinations thereof used exclusively in the Seller’s CRT- based projector operations and which are specifically set forth on Schedule 3 attached hereto, (b) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith used exclusively in the Seller’s CRT- based projector operations and which are specifically set forth on Schedule 4 attached hereto, (c) all mask works and all applications, registrations, and renewals in connection therewith used exclusively in the Seller’s CRT- based projector operations, (d) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals) used exclusively in the Seller’s CRT- based projector operations, (e) all computer software (including data and related documentation) used exclusively in the Seller’s CRT- based projector operations and which are specifically set forth on Schedule 5 attached hereto, (f) all other proprietary rights of the Seller used exclusively in the Seller’s CRT- based projector operations, except as specifically set forth on Schedule 6 attached hereto, and (g) all copies and tangible embodiments thereof (in whatever form or medium).

“Knowledge” means actual knowledge after reasonable investigation.

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Party” has the meaning set forth in the preface above.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

“Purchase Price” has the meaning set forth in Section 2(c) below.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic’s, materialmen’s, and similar liens, (b) liens for Taxes not yet due and payable, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

“Service Agreement” means a contractual agreement between Seller and a customer of Seller for the installation or maintenance of Seller’s systems, software or equipment over a specified period of time.  A Service Agreement may require Seller to provide installation, training, examination, parts, repairs, alignment, calibration, testing, updates, software, or any other goods or services associated with ensuring the operational capability of a supplied product.

“Subsidiary” means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

“Seller” has the meaning set forth in the preface above.

“System” means an image generator and other components designed to create images and/or simulations desired by the end user.

“Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Warranty Obligations” means a contractual agreement or obligation whereby Seller undertakes to repair or replace defective parts or workmanship in any Seller-supplied System.

2.              Basic Transaction.

(a)          Purchase and Sale of Assets.  On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase and to accept from the Seller, and the Seller agrees to sell, transfer, convey, and deliver to the Buyer, the Acquired Assets at the Closing for the consideration specified below in this Section 2.

(b)         No Assumption of Liabilities.  On and subject to the terms and conditions of this Agreement, the Buyer neither agrees to assume nor become responsible for any of the Seller’s Liabilities at the Closing.

(c)          Purchase Price.  The Buyer agrees to pay to the Seller, at the Closing, the Purchase Price by delivering payment by bank wire transfer to an account designated by the Seller in immediately available funds in the amount of Five Million Two Hundred Fifty Thousand Dollars ($5,250,000) and delivery of an executed Supply Agreement in the form as attached as Exhibit A.

(d)         The Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on or before October 11, 2004 at the offices of Gambrell & Stolz, L.L.P., 3414 Peachtree Road, Suite 1600, Atlanta, Georgia, 30326, commencing at 9:00 a.m. local time or at such other place and at such other date and time as the Parties may mutually agree upon (the “Closing Date”);

(e)          Deliveries at the Closing.  At the Closing, (i) the Seller will deliver to the Buyer the various certificates, instruments, agreements and documents referred to in Section 6(a) below; (ii) the Buyer will deliver to the Seller the various certificates, instruments, agreements and documents referred to in Section 6(b) below; (iii) the Seller will execute, acknowledge (if appropriate), and deliver to the Buyer (A) assignments (including Intellectual Property transfer and license documents) in the forms attached hereto as Exhibit B (B) such other instruments of sale, transfer, conveyance, and assignment as the Buyer and its counsel reasonably may request; (iv) the Buyer will execute, acknowledge (if appropriate), and deliver to the Seller (A) an assumption in the form attached hereto as Exhibit C; (B) such other instruments of assumption as the Seller and its counsel reasonably may request; and (v) the Buyer will deliver to the Seller the consideration specified in Section 2(c) above.

(f)            Allocation.  The Parties agree to allocate the Purchase Price (and all other capitalizable costs) among the Acquired Assets for all purposes (including financial accounting and tax purposes) in accordance with the allocation schedule attached hereto as Exhibit D.  Buyer and Seller acknowledge that such allocation shall be binding upon the parties for all applicable federal, state, local and foreign tax purposes.  Purchaser and Seller covenant to report gain or loss or cost basis, as the case may be, in a manner consistent with such allocation in all tax returns filed by either of them subsequent to the Closing Date and not to take voluntarily any inconsistent position therewith in any administrative or judicial proceeding relating to such returns.  Purchaser and Seller shall exchange mutually acceptable and completed IRS Forms 8594, which they shall use to report the transaction contemplated hereunder to the Internal Revenue Service in accordance with such allocation.

3.               Representations and Warranties of the Seller.  The Seller   represents and warrants to the Buyer that to Seller’s Knowledge, and, except as set forth in the Disclosure Schedule, the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete to the best of Seller’s knowledge, as of the Closing Date.  The Seller’s Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.

(a)          Organization of the Seller  The Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Utah.

(b)         Authorization of Transaction.  The Seller has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder.  Without limiting the generality of the foregoing, the board of directors of the Seller has duly authorized the execution, delivery, and performance of this Agreement by the Seller. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions.

(c)          Noncontravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject or any provision of the articles of incorporation or bylaws of the Seller or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets).  The

Seller does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above).

(d)         Brokers’ Fees.  The Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

(e)          Title to Assets.  The Seller has good and marketable title to all of the Acquired Assets, free and clear of any Security Interest or restriction on transfer.

(f)            Tangible Assets.  The Seller owns or leases all machinery, equipment, and other tangible assets, including parts inventory, necessary for the conduct of the Seller’s CRT- based projector businesses as presently conducted and as presently proposed to be conducted.  Seller owns some of the raw materials and supplies needed for operation of the CRT-based projector businesses, and contracts for the balance of such materials and supplies.  The Seller makes no representation or warranty as to the condition on usability of any tangible asset transferred under this Agreement and each such tangible asset is SOLD AS IS WITHOUT ANY IMPLIED OR EXPRESS WARRANTY FOR A PARTICULAR PURPOSE.

(g)         Product Liability.  The Seller does not have any Liability to its Knowledge (and to Seller’s Knowledge, there is no reasonable basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Seller giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any CRT projector product manufactured, sold, leased, or delivered by the Seller.

(h)         Litigation.  The Disclosure Schedule sets forth each instance that relates to the Acquired Assets in which the Seller (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.

(i)             Product Warranty.  To the Seller’s Knowledge, each product manufactured, sold, leased, or delivered by the Seller pursuant to CRT projector business has been in conformity with all applicable contractual commitments and all express and implied warranties, and the Seller has no Knowledge of any existing claim of Liability (and to the Seller’s Knowledge there is no  basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Seller giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith.

(j)             Material Contracts.   There exists no term or condition in any material contract that relates to the Acquired Assets that would in any way or matter adversely affect Buyer’s utilization of the Acquired Assets post Closing.

(k)          Inventory  The inventory portion of the Acquired Assets consists of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is, obsolete, damaged, or defective.

(l)             Intellectual Property.   The Seller owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property being sold to Buyer as part of the Acquired Assets.  Each item of Intellectual Property owned or used by the Seller immediately prior to the Closing hereunder will be owned or available for use by the Buyer on identical terms and conditions immediately subsequent to the Closing hereunder.

(m)       Legal Compliance.  To the Seller’s Knowledge, the Seller has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), as they may relate directly to the Acquired Assets, and to Seller’s Knowledge no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against the Seller alleging any failure so to comply.

(n)         Reformatted Financial Information.  To the Seller’s Knowledge, the reformatted financial information concerning the Seller’s CRT- based projector business (as referenced in Section 4(e) hereof) provided to Buyer at Buyer’s request is substantially accurate.

(o)         Disclosure.  To the Knowledge of Seller, the representations and warranties contained in this Section 3 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 3 not misleading.

4.               Representations and Warranties of the Buyer.  The Buyer represents and warrants to the Seller that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in the Disclosure Schedule.  The Buyer’s Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.

(a)          Organization of the Buyer.  The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

(b)         Authorization of Transaction.  The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder.  Without limiting the generality of the foregoing, the board of directors of the Buyer has duly authorized the execution, delivery, and performance of this Agreement by the Buyer. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions.

(c)          Noncontravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject.  The Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above).

(d)         Brokers’ Fees.  The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

(e)          Risk of Business. The Buyer has a conducted what it believes to be an appropriate “due diligence” investigation of the Seller and the Seller’s CRT- based projector business, and has satisfactorily received from Seller all information that Buyer deems material and necessary to an independent and informed valuation by Buyer of the Acquired Assets, and for Buyer otherwise to make a decision to enter into this Agreement.   The Buyer has been informed by the Seller that annual total revenues of Seller have been declining and absolutely no representations, assurances and/or guarantees have been provided for the growth or performance of financial or business results from the utilization of the Acquired Assets or otherwise.  Buyer and Seller both acknowledge that they have made best efforts to provide, review, and conduct their own analysis of data related to the assets and business being transacted in this contract, and that the valuation of the Acquired Assets is based on these best efforts as of the date of this contract.  Buyer acknowledges that much of the aforementioned Seller’s data required reformatting by Seller to meet Buyer’s requests for information, and that Seller undertook substantial efforts to improve the accuracy of the data over the course of the Parties’ negotiations.

(f)            Disclosure.  To the Knowledge of Buyer, the representations and warranties contained in this Section 4 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 4 not misleading.

5.              Pre-Closing Covenants.  The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

(a)          General.  Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 6 below).

(b)         Notices and Consents  The Seller will give any notices to third parties, and the Seller will use its best efforts to obtain any third party consents, that the Buyer may reasonably request in connection with the matters referred to in Section 3(c) above.  Each of the Parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3(c) and Section 4(c) above.

(c)          Operation of Business.  The Seller will not engage in any practice, take any action, or enter into any transaction in the CRT- based projector field or with respect to its CRT- based projector business outside the Ordinary Course of Business, except as envisioned by this Agreement.

(d)         Preservation of Business.  The Seller will undertake best efforts to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

(e)          Full Access.  The Seller will permit representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Seller, to all premises, properties, personnel, books, records, contracts, and documents of or pertaining to the Acquired Assets.

(f)            Publicity.  Prior to the Closing, any written news releases by the Buyer or the Seller pertaining to this Agreement or the sale contemplated by the Agreement shall be reviewed and approved by the other Party hereto prior to release.

(g)         Confidentiality.  Buyer shall hold in strict confidence, all documents and information obtained with respect to Seller (“Confidential Information”). Buyer shall not permit any Confidential Information to be utilized or to be disclosed or conveyed to any other person or entity other than its legal and accounting representatives in furtherance of this Agreement. This Section 5(g) shall terminate if and when the Closing occurs in accordance with Section 1 of this Agreement, or within one year of the date of execution of this Agreement, whichever occurs first.

6.               Conditions to Obligation to Close.

(a)          Conditions to Obligation of the Buyer.  The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i)                                     the representations and warranties set forth in Section 3 above shall be true and correct in all material respects at and as of the Closing Date;

(ii)                                  the Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(iii)                               the Seller shall have procured all of the third party consents specified in Section 5(b) above;

(iv)                              no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect adversely the right of the Buyer to own the Acquired Assets and to operate the former businesses of the Seller (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(v)                                 the Buyer shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Section 5 (b) above;

(vi)                              the Seller shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in Section 6(a)(i)-(v) is satisfied in all respects.

(vii)                           the Seller and Buyer shall have entered into side agreements in form and substance as set forth in Exhibits A through E attached hereto and the same shall be in full force and effect;

(viii)                        all actions to be taken by the Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer and its counsel.

(ix)                                Seller agrees with Buyer that the inventory to be transferred to the Buyer at the Closing date shall consist of no less than One Million Ninety-One Thousand Dollars ($1,091,000) of ESCP related inventory (of which no more than $0.00 of such inventory shall be considered, obsolete, damaged or defective) and no less than One Million Three Hundred Fifteen Thousand Dollars ($1,315,000) of Targetview related inventory (of which no more than Eight Hundred Forty-Eight Thousand Dollars ($848,000) of such inventory shall be considered, obsolete, damaged or defective).

The Buyer may waive any condition specified in this Section 6(a) if it executes a writing so stating at or prior to the Closing.

(b)         Conditions to Obligation of the Seller  The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i)                                     the representations and warranties set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

(ii)                                  the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(iii)                               the Seller shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Section 5(b) above;

(iv)                              no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(v)                                 the Buyer shall have delivered to the Seller a certificate to the effect that each of the conditions specified above in Section 6(b)(i)-(iv) is satisfied in all respects;

(vi)                              all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller.

The Seller may waive any condition specified in this Section 6(b) if it executes a writing so stating at or prior to the Closing.

7.              Termination.  The Buyer and the Seller may terminate this Agreement by written consent of both Parties at any time prior to the Closing. In the event of any such termination, none of the Parties shall be liable to any of the other parties for any cost, expenses or damages in connection with this Agreement.

8.              Post-Closing Covenants.  The Parties agree as follows with respect to the period following the Closing.

(a)          General  In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefore under Section 9 below

(b)         Litigation Support.  In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Seller, each of the other Parties will cooperate with the contesting or defending Party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to his or its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefore under Section 9 below).

(c)          Transition.  Except as provided in Exhibit A (“Supply Agreement”), the Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Seller from maintaining the same business relationships with the Buyer after the Closing as it maintained with the Seller prior to the Closing.  Except as provided in Exhibit A (“Supply Agreement”), the Seller will refer all customer inquiries relating to the CRT- based projector manufacturing, sales, replacement parts and repair parts businesses of the Seller to the Buyer from and after the Closing.

(d)         Covenant Not to Compete.  The Parties agree that this covenant not to compete is necessary in order to protect the value and goodwill of the assets purchased pursuant to this Agreement and without this covenant not to compete, the Buyer would not have entered into this Agreement.  Except as provided in Exhibit A (“Supply Agreement”), for a period of Five (5) years from and after the Closing Date, the Seller will not engage directly or indirectly in the CRT- based projector and projector parts replacement or parts repair business that the Seller conducts as of the Closing Date in any geographic area in which the Seller conducts that business as of the Closing Date; provided, however, that the ownership of less than 10% of the outstanding stock of any publicly traded corporation engaged in such business shall not be deemed to be engaging in any such business.  If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 8(d) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

(e)          Agreement Not to Solicit Customers.  Except as provided in Exhibit A (“Supply Agreement”), for a period of five (5) years from and after the Closing Date, the Seller will not, directly or indirectly, on Seller’s own behalf or on behalf of others, (1) solicit, divert, appropriate to or accept on behalf of any Competing Business, or (2) attempt to solicit, divert, appropriate to or accept on behalf of a Competing Business, for the purpose of providing services or products substantially similar to the current business of the Seller, that being any business from any customer or actively sought prospective customer of the Seller at or prior to the Closing Date.  For purposes of this Agreement, “Competing Business” means manufacturing and sale of CRT projectors, parts replacement or the repair of parts thereof.

(f)            Agreement Not to Solicit Employees.  After the Buyer has hired such employees of the Seller as envisioned by Section 8(k) below, the Buyer shall, for a period of two (2) years from and after the Closing Date, neither directly nor indirectly, on the Buyer’s own behalf or on behalf of others, solicit, divert or hire, or attempt to solicit, divert or hire, any person employed by Seller

(g)         Premises Use.   The Seller shall continue to carry on business at its present location for a period of up to ninety (90) days after Closing, which shall allow the Buyer sufficient and reasonable time to train the Buyer’s personnel in the Seller’s operations and to transfer the technology and Acquired Assets.

(h)         Warranty Service.  The Parties acknowledge that the Seller has been selling CRT- based projector products with a “repair or replace” warranty and that the transfer of the Acquired Assets to the Buyer as contemplated by this Agreement will make it impracticable for the Seller to meet its obligations to customers under such warranties.  Accordingly, the Buyer agrees to provide the warranted service requirement projectors and parts to the Seller on a “Most Favored Customer” basis for the duration of the warranty period following the Closing Date on all CRT- based projector products sold by Seller that meet the warranty eligibility requirements solely on the terms and conditions as set forth in the Supply Agreement between Seller and Buyer attached hereto as Exhibit A.

(i)             Spares Pricing.  Buyer shall provide Seller spare parts, board repair and other repair services as required for its on-going Service commitments as provided in the Supply Agreement attached hereto as Exhibit “A”.

(j)             Transition Support.  The Seller shall assist and support Buyer in the transition of the Export Control requirements, licensing, categorization, etc. for the assets being acquired.  The procedures and process for this is set forth in Exhibit A (the “Supply Agreement”).  A Schedule for the transition of the Acquired Assets to Buyer, and for training of Buyer’s personnel, is set forth as        .

(k)          Employees.

(i)                                     Nothing in this Agreement obligates the Buyer or Seller to transfer any employee of the Seller to the Buyer.  However, Buyer shall have the option to offer employment to any, all or none of the current employees of the Seller engaged in the CRT- based projector business to the employment of Buyer.

(ii)                                  Seller will meet the continuation of coverage requirements of COBRA as to any such employee hired by the Buyer with respect to each Employee Benefit Plan, which is an Employee Welfare Benefit Plan subject to COBRA.

(iii)                               Any such employee hired by Buyer shall be treated as a terminated employee under the Seller’s Pension Plan and the Seller’s 401-K Deferred Savings Plan.

(iv)                              Any such employee hired by the Buyer shall be treated as a terminated employee under the long-term disability and life insurance programs of the Seller and subject to the termination provisions and conversion privileges of those insurance programs.

(v)                                 Any such employee hired by the buyer shall be considered as voluntarily terminating employment from the Seller and shall not be eligible for benefits under the Seller’s Reduction in Force Pay Plan.

(vi)                              Any such employee hired by Buyer shall continue to be bound, except for Intellectual Property transferred under this Agreement, by the Seller’s Confidentiality and Invention Agreement signed by the employee.

9.              Remedies for Breach of this Agreement.

(a)          Survival of Representations and Warranties.   All of the representations and warranties of the Seller contained in Section 3 of this Agreement shall survive the Closing (even if the Buyer knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of fourteen (14) months after Closing and expire and terminate in its entirety thereafter.  All of the representations and warranties of the Buyer contained in Section 4 of this Agreement shall survive the Closing (even if the Seller knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force for a period of fourteen (14) months after Closing and expire and terminate in its entirety thereafter.  All covenants of the Parties contained in this Agreement shall survive the Closing in accordance with their terms.

(b)         Indemnification Provisions.

(i)                                     In the event either Party claims the other Party has breached any of its representations, warranties and covenants contained in the Agreement and if there is an applicable survival period pursuant to Section 9 (a) above and provided the purportedly damaged Party has made a written claim for indemnification against the other Party within such survival period and the other Party is found to have breached the Agreement, then the other Party agrees to indemnify the damaged Party from and against the entirety of any Adverse Consequences the damaged Party may suffer through and after the date of the breach as specified in the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

(ii)                                  The Seller specifically indemnifies Buyer from any and all Adverse Consequences to Buyer arising out of, arising from, or related to, directly or indirectly, from  or caused by the Buyer’s use of any patent or patent related technology purchased by Buyer from seller pursuant to this Agreement post Closing.  This specific indemnification protection given to Buyer by Seller shall be an “evergreen” protection.

10.       Disputes And Arbitration.  If any dispute should arise after Closing concerning performance under or interpretation of this Agreement, then, prior to, and as a condition to either Seller’s or Buyer’s right to initiate any arbitration action, the Parties will take the following steps in an attempt to informally resolve any such dispute:

(a)          The initiating party to the dispute shall provide the other party thirty (30) days written notice of the dispute and opportunity to cure.

(b)         If the dispute remains after the thirty (30) days written notice and cure period, then within thirty (30) days of the request of either party, the parties shall participate in non-binding mediation with a mutually agreeable mediator at a mutually agreeable date, time and location.

(c)          If any such dispute remains unresolved after the parties have attended mediation pursuant to Section 10(b), then either party may initiate an arbitration proceeding.

(d)         The Parties agree that if they are unable to resolve any  controversy that arises under this Agreement post-Closing as contemplated by this Section 10, then such controversy and any ancillary claims not so resolved will be submitted to mandatory and binding arbitration to be held in a mutually agreeable location in the United States of America  in accordance with the rules of the American Arbitration Association. Any award rendered therein shall be final and binding on each and all of the Parties, and judgment may be entered thereon in a court of competent jurisdiction in the State of Georgia.  Seller and Buyer shall appoint a maximum of three arbitrators. Seller shall appoint one arbitrator and Buyer shall appoint one arbitrator. Each of these arbitrators shall appoint the third. If any Party fails to appoint an arbitrator, the President or Chairman of the American Arbitration Association, or his authorized subordinate, shall appoint such arbitrator or arbitrators.

Seller	Buyer

11.       Miscellaneous.

(a)          Survival of Representations and Warranties.  All of the representations, warranties and covenants of the Parties contained in this Agreement shall survive the Closing hereunder as and to the extent provided in Section 9(a) above.

(b)         Entire Agreement  This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any and all prior understandings, agreements, discussions or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.  The Parties  acknowledge that they have each been represented by counsel in preparing this Agreement.

(c)          Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

(d)         Counterparts  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(e)          Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(f)            Notices.  All notices, requests, demands, claims, and other communications hereunder will be in writing.  Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to the Seller:	Evans & Sutherland Computer Corp.
600 Komas Drive
Salt Lake City, Utah
Fax: (801-588-4510)
Attn.: James R. Oyler, CEO

If to the Buyer:	Video Display Corporation
1868 Tucker Industrial Drive
Tucker, Georgia 30084
Fax: 770.493.3903
Attn.: Ronald D. Ordway, CEO

With a copy to:	Gambrell & Stolz, L.L.P.
3414 Peachtree Road, Suite 1600
Atlanta, Georgia 30326
Fax: 404.221.6501
Attn.: David S. Cooper, Esq.

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient.  Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

(g)         Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer, the Seller and the Seller Stockholder.  The Seller may consent to any such amendment at any time prior to the Closing with the prior authorization of its board of directors.  No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(h)         Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(i)             Expenses.  Each of the Buyer and the Seller will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

(j)             Incorporation of Exhibits and Schedules.  The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(k)          Bulk Transfer Laws.  The Buyer acknowledges that the Seller will not comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

(l)             Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Georgia  as it applies to contracts to be performed entirely within the State of Georgia.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

VIDEO DISPLAY CORPORATION

By:	/s/Ronald D. Ordway
Title:	CEO

EVANS & SUTHERLAND COMPUTER CORP.

By:	/s/ David H. Bateman
Title:	Vice President

[PORTIONS OF THIS EXHIBIT HAVE BEEN REDACTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]

EXHIBIT A

SUPPLY AGREEMENT

THIS SUPPLY AGREEMENT is executed as of this 11th day of October, 2004 by and between EVANS & SUTHERLAND COMPUTER CORPORATION, a Utah corporation having its headquarters at 600 Komas Drive, Salt Lake City, UT  84108 (“E&S”), and VIDEO DISPLAY CORPORATION, a Georgia corporation having its headquarters at 1868 Tucker Industrial Drive, Tucker, GA  30084  (“VDC”).  E&S and VDC are collectively referred to herein as the “Parties”.

W I T N E S S E T H :

WHEREAS, E&S and VDC are, concurrently with the execution of this Supply Agreement, consummating certain transactions contemplated by that certain Asset Purchase Agreement dated as of October 11, 2004 (the “Asset Purchase Agreement”), whereby VDC is purchasing from E&S certain assets of E&S used in E&S’s cathode ray tube based projector business; and

WHEREAS, E&S and VDC desire that subsequent to the Closing as defined in the Asset Purchase Agreement,  E&S continue to offer the sale of new complete visual systems to potential customers that include ESCP and TargetView products (the “Systems”) and that VDC supply  E&S with all of its requirements for ESCP and TargetView products pursuant to this Supply Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, E&S and VDC enter into this Supply Agreement.

1.                                      SCOPE OF AGREEMENT.

1.1                                 From and after the Closing under the Asset Purchase Agreement, the Parties agree to coordinate and cooperate with respect to the “ESCP” and “TargetView” business developed by E&S and purchased by VDC pursuant to the Asset Purchase Agreement. Specifically, E&S will continue to sell Systems and Service Agreements to customers that may include ESCP and TargetView products, and  E&S may also receive from customers Independent Requests For Spares And/Or Repairs.

1.2                                 The Parties acknowledge that VDC is buying the Assets primarily to obtain the E&S spares and repairs business, and that E&S will not supply spares and repairs as separately invoiced items except as provided in section 4.5

1.3                                 With respect to post-Closing sales of E&S Systems, E&S agrees to purchase, and VDC agrees to supply, all of E&S’s requirements for ESCP and TargetView products used in those Systems.  With respect to any E&S Service Agreements, or E&S’s Warranty Obligations arising from pre- Closing System sales, E&S agrees to purchase, and VDC agrees to use reasonable best efforts to supply, all of E&S’s requirements for spares and/or repairs involving ESCP and TargetView products.

1.4                                 E&S shall be the customer point of contact for, and shall fulfill, all customer requests involving Systems and/or Warranty Obligations thereunder, or Seller’s Service Agreements, even if such requests include ESCP or TargetView products.  With respect to any Independent Request For Spares And/Or Repairs received by E&S, E&S shall refer all such requests to VDC for fulfillment by VDC, and all invoicing for such Independent Requests will be handled directly between VDC and the customer.

2.                                      DEFINITIONS.   Capitalized terms used in this Supply Agreement shall have the same meaning as defined in the Asset Purchase Agreement unless otherwise defined herein. “ESCP” and “TargetView” products are those cathode ray tube (“CRT”)-based projector products acquired by VDC from E&S pursuant to the Asset Purchase Agreement.

3.                                      SUPPLY OF PRODUCTS AND SERVICES.

3.1                                 With respect to post-Closing sales of E&S Systems, E&S agrees to purchase, and VDC agrees to supply, all of E&S’s requirements for ESCP and TargetView products as set forth on periodic forecasts in the manner stated in Exhibit A.

3.2                                 With respect to any E&S Service Agreements, or E&S’s Warranty Obligations arising from pre-Closing Systems, E&S agrees to purchase, and VDC agrees to use reasonable best efforts to supply all of E&S’s requirements for spares and/or repairs involving ESCP and TargetView products.

3.3                                 E&S will offer other VDC CRT projector products as E&S deems appropriate as a preferred solution to potential customers who desire CRT products. The Parties acknowledge and agree that specific programs or customers may prefer CRT products other than those manufactured by VDC, in which case E&S may choose to offer those other products in any System proposal.

4.                                      PRICING.

4.1                                 During the first three years of this Supply Agreement E&S shall have the right to purchase from VDC, in the aggregate, up to XXXXXXXX (XX) standard ESCP projectors at either: i) $XXXXXX per projector, or ii) E&S’s standard cost less $XXXXXXX for non-standard projectors.

4.2                                 Other than as provided in subparagraph 4.1 and 4.3 hereof, all E&S purchases from VDC under this Supply Agreement shall be made at Most Favored Customer (“MFC”) prices. MFC prices shall mean those prices that are not  higher than the lowest prices quoted to any VDC customer or potential customer by VDC for the applicable product or service.

4.3                                 For warranty service on ESCP and TargetView products manufactured and sold by E&S prior to Closing and still having warranty commitments from E&S after Closing, VDC shall provide the warranty services as follows:

[XXXXX – REDACTED PURSUANT TO REQUEST FOR CONFIDENTIAL TREATMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.]

4.3.1                        VDC shall supply warranty labor and parts which shall be charged to E&S by VDC at VDC’s then current “Standard Warranty Service and Parts” pricing XXXXX.

4.3.2                        All freight and shipping charges associated with returns of warranty products to VDC shall be borne by E&S or the applicable customer and not by VDC.

4.4                                 The VDC price to E&S for any System spare, or for spares or repairs to support existing or future E&S Service Agreements shall be the then applicable VDC MFC prices.

4.5                                 In the event either VDC or a customer makes a request of E&S for additional, customer-site service, E&S may provide such services.  These services may be provided on a Time and Material (“T&M”) basis which could require separate invoicing for spares and repair items.  Under this condition, E&S and VDC will agree in advance on reasonable rates and prices for the provision of required items.

5.                                      PRODUCT IMPROVEMENTS.

5.1                                 E&S shall complete the design and product implementation of the improvements to the ESCP deflection amplifier that are currently in process, including higher resolution interlaced capability, redesigned heat sink assembly, and improved reliability and constructability. When completed, all documentation, drawings, and product structures shall be transferred and assigned by E&S  to VDC at no charge to VDC.  Completion of this work is estimated to 1,200 man-hours of engineering labor at a cost of $100 per hour.  The cost of this improvement is included in the agreed purchase price and shall be accomplished at no cost to VDC.

5.2                                 The Parties have reviewed and discussed other potential ESCP product improvements. The implementation of any of these improvements shall be at the sole discretion of VDC.

5.3                                 Engineering assistance, if any, required by VDC from E&S for any future ESCP improvements shall be negotiated between VDC and E&S on a T&M basis or on other mutually acceptable commercial terms and conditions.

6.                                      WARRANTY SERVICE.

6.1                                 VDC shall provide prompt warranty service for any ESCP and TargetView products manufactured and sold by E&S prior to the Closing for the duration of the applicable warranties. Prices to be charged by VDC for this warranty service shall be as provided in subparagraph 4.3 herein.

6.2                                 VDC shall provide warranty service at its own expense for any products manufactured by VDC in accordance with this Supply Agreement. Such warranty service shall comply with the warranty terms extended to VDC’s customers, or, in the case of products manufactured by VDC for inclusion in a System sold by E&S, or sold by E&S under a service support or Encore contract, then in accordance only with the written warranty terms as in effect between VDC and E&S.

[XXXXX – REDACTED PURSUANT TO REQUEST FOR CONFIDENTIAL TREATMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.]

6.3                                 E&S and VDC shall negotiate in good faith with respect  to any items returned by customers that are alleged by the customer to be covered by an applicable warranty, regardless of whether the affected item was manufactured by E&S or VDC.

7.                                      SERVICE AND SUPPORT.

7.1                                 VDC will supply the spares and make the repairs as provided herein. The following process and procedures shall be followed in such instances:

7.1.1                        Except as provided in Para. 1.3, 7.2 and 7.3, VDC shall be designated as the customer point of contact for spares and repairs on ESCP and TargetView products sold by E&S, including without limitation quotations, status tracking, and exception management.

7.1.2                        For all spares supplied by VDC under this Agreement, VDC shall maintain a thirty (30) day Turn Around Time (“TAT”), measured from customer or E&S request to shipment date, for E&S manufactured items, and a ninety (90) day TAT for any third-party vendor item

7.1.3                        For all repairs provided by VDC under this Agreement, VDC shall maintain a thirty (30) day TAT, measured from receipt of the customer’s item to return shipment date.

7.1.4                        VDC shall be responsible for any harm, damage or degradation occurring to customer’s property while in VDC’s  possession and VDC shall indemnify and hold harmless E&S for loss, costs, damage, claim, action or liability, including without limitation attorney’s fees, incurred or suffered by E&S as a result or in connection with harm, damage or degradation to the customer’s property occurring while in VDC’s possession.

7.2                                 Fulfillment Cycle for Spares.

7.2.1                        Other than System original spares sold with Systems, or spares requested under existing or future E&S Service Agreements, customers will request additional  spares from VDC.

7.2.2                        VDC shall be the Party providing the customer with price and availability terms on all  spares requested by customers other than System original spares sold with Systems by E&S, or spares requested under existing or future E&S Service Agreements.

7.3                                 Fulfillment Cycle for Repairs.

7.3.1                        Other than with respect to repairs of ESCP and TargetView products sold with Systems, or repairs requested under existing or future E&S Service Agreements,  all repair requests will be sent to VDC.

7.3.2                        For repairs requested of VDC, VDC will provide to customers requesting repairs price, availability, terms, and Request for Material Action (“RMA”) number.

8.                                      VISUAL SYSTEMS SALES.

8.1                                 The Parties acknowledge and agree that E&S shall continue in its normal course of business to offer Systems with CRT-based projectors to current and potential customers.

8.2                                 System sales include both Military and Civil Aviation programs and opportunities.

8.3                                 For any such sales opportunities, VDC shall support E&S in any proposal preparation and shall provide E&S with price and delivery schedules under MFC terms.

8.4                                 E&S shall coordinate with VDC and refer any customers to VDC for any stand-alone projector sales opportunities.

8.5                                 VDC shall coordinate with and refer any VDC customers to E&S for any System sale opportunities with VDC customer approval.

8.6                                 The Parties hereby agree that neither the E&S activities described in this Section 8 nor any other E&S activities properly performed under this Supply Agreement shall be construed as violating Section 8 (c) (d) or (e) of the Asset Purchase Agreement.

9.                                      EXPORT LICENSE CONTROL.

9.1                                 The Parties acknowledge that TargetView projectors are U.S. State Department Munitions Control List (MCL) items under Category 9.

9.2                                 Any export outside of the United States requires a program specific Export License.

9.3                                 E&S shall amend any applicable active Licenses to include VDC as the manufacturer.

9.4                                 E&S shall assist and support VDC in its initial License applications for any new programs including these products.

9.5                                 VDC shall identify their point of contact for Export Control and Administration and coordinate with their E&S counterpart.

10,                               PRODUCT CHANGES AND IMPROVEMENTS.   VDC shall use its best efforts to establish and maintain coordination with E&S for any future product changes to ensure that E&S can assess any impacts to their customers.

11.                               DURATION AND TERMINATION.

11.1                           The initial term of this Supply Agreement shall be for a period of five years beginning October 11, 2004 (the “Initial Term”), and will be automatically renewed for an additional five year period unless terminated by either VDC or E&S by written notice to the other ninety (90) days prior to the expiration of the Initial Term.

11.2                           This Agreement may be terminated by written agreement between the Parties. This termination provision is without prejudice to such other rights and remedies as either Party may have at law with respect of a breach of this Agreement.

12.                               DISPUTES, MEDIATION AND ARBITRATION.

12.1                           If any dispute should arise concerning performance under or interpretation of this Agreement, then, prior to, and as a condition to either E&S’s or VDC’s right to initiate any arbitration action, the Parties will take the following steps in an attempt to resolve any such dispute:

12.1.1                  The initiating party to the dispute shall provide the other party thirty (30) days’ written notice of the dispute and opportunity to cure.

12.1.2                  If the dispute remains after the thirty (30) days written notice and cure period, then within thirty (30) days of the request the parties shall participate in non-binding mediation with a mutually agreeable mediator at a mutually agreeable date, time and location.

12.1.3                  If any such dispute remains unresolved after the parties have attended mediation, then either party may initiate an arbitration proceeding.

12.1.4                  The Parties agree that if they are unable to resolve any controversy that arises under this Supply Agreement as contemplated by this Section 13, then such controversy and any ancillary claims not so resolved will be submitted to mandatory and binding arbitration to be held in a city located in the United States of America to be mutually agreed upon.  Arbitration shall be in accordance with the rules of the American Arbitration Association.  Any award rendered therein shall be final and binding on each and all of the Parties, and judgment may be entered thereon in a court of competent jurisdiction.  The Parties shall appoint a maximum of three arbitrators.  E&S shall appoint one arbitrator and VDC shall appoint one arbitrator.  Each of these arbitrators shall appoint the third.  If any Party fails to appoint an arbitrator, the President or Chairman of the American Arbitration Association, or his authorized subordinate, shall appoint such arbitrator or arbitrators.

13.                               FORCE MAJEURE.   The Parties to this Supply Agreement shall be excused from performance of their obligations under this Supply Agreement where they are prevented from so performing by revolutions or other disorders, wars, acts of enemies or terrorism, fires, floods, acts of God or, without limiting the foregoing, by any cause not within the control of the party whose performance is interfered with and, which by the exercise of reasonable diligence, the Party is unable to prevent.

14.                               MISCELLANEOUS.

14.1                           In the event of a conflict between the terms of this Supply Agreement and the Asset Purchase Agreement, the Asset Purchase Agreement shall govern.

14.2                           A Party shall not assign to any third party any or all of its rights or obligations under this Supply Agreement without the prior written consent of the other Party except that VDC shall be permitted to assign this Supply Agreement to any affiliated company.

14.3                           Neither any provision of this Supply Agreement nor any acts of the parties to this Supply Agreement shall be construed to create a partnership, joint venture or agency relationship between the Parties hereto.

14.4                           No waiver by either Party of any breach of this Supply Agreement by the other Party or the granting of an extension for performance hereunder shall be deemed to be a waiver of any other or subsequent breach.

14.5                           This Supply Agreement represents the entire agreement between E&S and VDC for sale and purchase of ESCP and TargetView products and performance of related sales and services.

14.6                           Each Party acknowledges that there are no representations, covenants or understandings of any kind relating to the subject matter of this Supply Agreement made by either Party to the other except those expressly set forth herein.

14.7                           If any of the provisions of this Supply Agreement shall contravene or be invalid under the law, such contravention or invalidity shall not invalidate the whole Supply Agreement, but it shall be construed as if not containing the particular provision or provisions held to be invalid. The rights and obligations of the Parties shall be construed and enforced accordingly and the Parties shall endeavor to agree on a mutually acceptable alternative provision.

14.8                           This Agreement shall be construed in accordance with and governed by the laws of the State of Georgia as it applies to contracts to be performed entirely within the State of Georgia.

This Supply Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto have executed this Supply Agreement as of this  11th day of October, 2004.

VIDEO DISPLAY CORPORATION

By:	/s/Ronald D. Ordway
Title:	CEO

EVANS & SUTHERLAND COMPUTER CORPORATION

By:	/s/David H. Bateman
Title:	Vice President

EXHIBIT A TO SUPPLY AGREEMENT

VDC’s obligation to supply E&S’s requirements for ESCP and TargetView products for use in post-Closing Systems shall be limited by and administered through use of a twelve-month written forecast of E&S’s anticipated requirements for such products, as provided herein.

Prior to the Closing, E&S shall submit to VDC a written twelve-month forecast setting forth E&S’s anticipated product requirements for Systems in the first twelve-month period of  the Supply Agreement (the “Agreement”).

Thereafter, E&S shall issue to VDC a rolling twelve-month forecast on a monthly basis setting forth the anticipated product requirements for the next twelve-month period.  The requirements set forth on each subsequent forecast for the first two months shall be identical to the second and third month of the prior month’s forecast.

Immediately upon executing this Agreement, E&S shall provide VDC with a written Purchase Order, pursuant to this Agreement, for a minimum of the first three months of requirements. Thereafter, on a monthly basis , E&S shall provide a Purchase Order to VDC pursuant to this Agreement covering the next month in the then applicable forecast that is not already subject to a Purchase Order.

E&S’s liability for submitted Purchase Orders and forecasts shall be as follows:

E&S shall place the initial Purchase Order  as provided above and be irrevocably obligated to purchase the products reflected on the forecast for  the three months period covered thereby, and be irrevocably obligated to  purchase any long lead material that is non-cancelable and non-returnable that was purchased by VDC for forecasted products reflected on the forecast for the fourth and fifth months period.

For all subsequent Purchase Orders, E&S shall be irrevocably obligated to purchase the products ordered thereby, and also shall be irrevocably obligated to purchase any long lead material that is non-cancelable and non-returnable that was purchased by VDC for products reflected in the forecast that is the basis of the Purchase Order for the two months period following the month covered by the Purchase Order.

Unplanned purchase orders can be placed at any time and scheduled for delivery at full lead time.  These orders once placed are not cancelable.

E&S will have the option to reschedule to later delivery dates in all purchase orders by a maximum of 30 days but not to cancel deliveries once a Purchase Order is submitted to VDC.

EXHIBIT B

GENERAL ASSIGNMENT OF INTELLECTUAL RIGHTS

THIS GENERAL ASSIGNMENT  OF INTELLECTUAL RIGHTS is executed as of this 11th day of October, 2004 by and between EVANS & SUTHERLAND COMPUTER CORP., a Utah corporation (“Seller”), and VIDEO DISPLAY CORPORATION, a Georgia corporation (“Buyer”).  All capitalized terms used herein but not defined herein shall have the meaning set forth in the Asset Purchase Agreement (defined below).

W I T N E S S E T H :

WHEREAS, Seller and Buyer are, concurrently with the execution of this General Assignment of Intellectual Rights, consummating certain transactions contemplated by that certain Asset Purchase Agreement dated as of October 11, 2004 (the “Asset Purchase Agreement”), whereby Buyer is purchasing from Seller certain assets of the Seller used in Seller’s cathode ray tube based projector business; and

WHEREAS, Seller now delivers this General Assignment of Intellectual Rights transferring, conveying, and assigning the Intellectual Property to Buyer as contemplated by Section 2(a) of the Asset Purchase Agreement, which Intellectual Property is specifically enumerated in Schedules 3 through 6 inclusive of the Asset Purchase Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and pursuant to the terms of the Asset Purchase Agreement, Seller does hereby irrevocably, exclusively and unconditionally convey, grant, transfer, relinquish and assign all its right, title and interest whatsoever throughout the world in the Intellectual Property to Buyer and its successors and assigns, in perpetuity or such lesser time as law permits such rights to be effective, as of October 11, 2004 pursuant to the terms of the Asset Purchase Agreement.

This assignment of rights is intended to encompass all of the Seller’s rights in the Intellectual Property, including, but not limited to: inventions, discoveries, concepts, ideas, proprietary business methods and technical know-how, whether patentable or not; trade secrets; letters patent, both United States and foreign; applications for letters patent, both United States and foreign; trademarks and service marks including, without limitation, the following trademarks: “ESCP 2000” (US) (Registration Number 2432687), “ESCP 2000” (Canada) (Registration Number 565568), “ESCP 2000” (Japan) (Registration Number 4432843), “ESCP 3000” (US) (Registration Number 2468759), “ESCP 3000” (Canada) (Registration Number 565562), and  “ESCP 3000” (Japan) (Registration Number 4432844), whether registered or not, together with the goodwill associated with such marks; copyrights and the right to secure copyrights and renewals and extensions thereof throughout the world; internet domain name registrations; and all contracts and receivables relating to the foregoing.

Seller represents and warrants that it has the full power and right to make this Assignment; that, there exists no claim in or to  the Intellectual Property rights being assigned adverse to Buyer; and that, the Intellectual Property does not infringe any rights of any person or business entity anywhere in the world.  Seller hereby agrees to indemnify Buyer and hold Buyer harmless from any claims by third parties that are inconsistent with any of the foregoing representations and warranties of Seller.

Seller agrees to execute such other documents, and to provide such further assistance, as Buyer may reasonably require to protect or enforce its rights to the assigned Intellectual Property in the United States or elsewhere.

This General Assignment of Intellectual Rights may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute and deliver this General Assignment of Intellectual Rights to be effective as of date first written above.

EVANS & SUTHERLAND COMPUTER CORP.

By:	/s/David H. Bateman
Name:	David H. Bateman
Title:	Vice President

VIDEO DISPLAY CORPORATION

By:	/s/ Ronald D. Ordway
Name:	Ronald D. Ordway
Title:	CEO

EXHIBIT C

ASSUMPTION AGREEMENT

THIS ASSUMPTION AGREEMENT is executed as of this 11th day of October, 2004 by and between EVANS & SUTHERLAND COMPUTER CORP., a Utah corporation (“Seller”), and VIDEO DISPLAY CORPORATION, a Georgia corporation (“Buyer”).  All capitalized terms used herein but not defined herein shall have the meaning set forth in the Asset Purchase Agreement (defined below).

W I T N E S S E T H :

WHEREAS, Seller and Buyer are, concurrently with the execution of this Assumption Agreement, consummating certain transactions contemplated by that certain Asset Purchase Agreement dated as of October 11, 2004 (the “Asset Purchase Agreement”), whereby Buyer is purchasing from Seller certain assets of the Seller used in Seller’s cathode ray tube based projector business; and

WHEREAS, Seller now delivers this Assumption Agreement as contemplated by Section 2(b) of the Asset Purchase Agreement which provides that the Buyer neither agrees to assume nor become responsible for any of the Seller’s Liabilities;

NOW, THEREFORE, for and in consideration of the mutual covenants contained herein and in the Asset Purchase Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                                       Seller and Buyer hereby acknowledge and agree that Buyer does not assume nor agree to become responsible for any of Seller’s Liabilities of any nature whatsoever.

2.                                       Other than as specifically stated in this Assumption Agreement or in the Asset Purchase Agreement, Buyer is not assuming, becoming subject to, or in any way becoming liable or responsible for any liability or obligation of Seller, whether accrued, absolute or contingent, or choate or inchoate.

This Assumption Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Assumption Agreement effective as of the day and year first above written.

BUYER:		SELLER:

VIDEO DISPLAY CORPORATION CORP.		EVANS & SUTHERLAND COMPUER

By:	/s/Ronald D. Ordway	By:	/s/ David H. Bateman
Name:	Ronald D. Ordway	Name:	David H. Bateman
Title:	CEO	Title:	Vice President

EXHIBIT D

ALLOCATION SCHEDULE

EXHIBIT E

TRANSITION PLAN

Major Tasks and Duration of time estimated for completion after Closing:

Major Task	Duration

In House Activities at E&S	90
Data Transfer	5
Knowledge Transfer (Training)	15
Information Support	90
Inventory Transfer	25
Equipment Transfer	21

On Site Activities at VDC	94
Production Process Installation	17
Training	4
Produce ESCP for Q4 2004	90
Supplier Qualification	2

Spares Responsibility Transition	15

Repairs Responsibility Transition	15

Note:  Times shown may run in parallel.  Total transition time is days after Closing.  The Parties shall cooperate in good faith to promptly transition the Acquired Assets to VDC under the above schedule.  ESCP products manufactured by E&S prior to Closing remain undelivered at VDC’s request, and will be completed at E&S jointly by E&S and VDC personnel in furtherance of E&S’s training obligations herein.

SCHEDULE 1

ACQUIRED ASSETS

1.                                       ESCP and TargetView manufacturing furniture, assembly and test fixtures, test equipment, tooling, and documentation.

2.                                       ESCP inventories located on the 1st Floor at the E&S Manufacturing Facility located at 560 Arapeen Dr., Salt Lake City, UT 84108 , as disclosed to Buyer, including materials, supplies, purchased parts, assemblies, sub-assemblies and goods in process.

3.                                       ESCP projector software including all C++ source files and the source file for the sequencer firmware including assembler and associated hardware and firmware development tools.

4.                                       ESCP and TargetView related CAD design files and specifications.

5.                                       ESCP Digital Controller PC (DCPC) software including C++ source code and the Matrox MIL library file including associated hardware and firmware development tools.

6.                                       Target View inventories located on the 1st and 2nd Floors at the E&S Manufacturing Facility located at 560 Arapeen Dr., Salt Lake City, UT 84108, as disclosed to Buyer, including materials, supplies, purchased parts assemblies, sub-assemblies, and good in process.

7.                                       ESCP and TargetView marketing and sales materials.

8.                                       ESCP and TargetView manuals including Operations & Maintenance and Service manuals.

9.                                       ESCP and TargetView Training coursework.

10.                                 Current active submitted Bids & Proposals for ESCP and TargetView sales opportunities.

11.                                 Rolling 12 month forecast for ESCP and TargetView projectors.

12.                                 ESCP and TargetView Customers and contacts lists.

13.                                 ESCP and TargetView Service and Encore contract status.

14.                                 ESCP and TargetView spares and repairs pricing lists.

15.                                 ESCP and TargetView projector catalog pricing.

16.                                 As shipped configurations and Request for Material Action (RMA) history for ESCP.

17.                                 ESCP and TargetView bills of material.

18.                                 ESCP and TargetView assembly drawings and schematics.

SCHEDULE 2

EXCLUDED ASSETS

1.                                       Seller’s ESCP and TargetView-related inventories located in the U.S. Depot on the 2nd Floor of 560 Arapeen Dr., Salt Lake City, UT 84108 in a room named U.S. Depot and UK Depot; these inventories are necessary to support on-going existing customer support requirements.

2.                                       All accounts receivable, accounts payable and cash.

3.                                       Rights and obligations existing under any contract, agreement, or supply arrangement between Seller and any third party.

4.                                       Rights that accrue or will accrue to Seller under this Asset Purchase Agreement.

SCHEDULE 3

LIST OF TRADEMARKS

Trademark	Country	Registration No.	Registration Date

“ESCP 2000”	U.S.	2432687	3/6/01

“ESCP 2000”	Canada	565568	8/7/02

“ESCP 2000”	Japan	4432843	11/17/00

“ESCP 3000”	U.S.	2468759	7/17/01

“ESCP 3000”	Canada	565562	8/7/02

“ESCP 3000”	Japan	4432844	11/17/00

SCHEDULE 4

LIST OF COPYRIGHTS AND PATENTS

As previously disclosed to Buyer, there are no copyrights or patents, or copyrightable or patentable works, associated with or related to the Acquired Assets.

SCHEDULE 5

OTHER INTELLECTUAL PROPERTY

1.                                       Trade secrets and manufacturing know-how related to ESCP and TargetView.

2.                                       ESCP projector software including all C++ source files and the source file for the sequencer firmware including assembler and associated tools.

3.                                       ESCP-related CAD design

4.                                       Digital Controller PC (DCPC) software including C++ source code and the Matrox MIL library file.

5.                                       ESCP and TargetView marketing and sales materials.

6.                                       ESCP and TargetView manuals including Operations & Maintenance and Service manuals.

7.                                       ESCP and TargetView Training coursework.

8.                                       Open/unsubmitted Bids & Proposals for ESCP and TargetView sales contracts.

9.                                       Rolling 12 month forecast for ESCP and TargetView projectors.

10.                                 ESCP and TargetView Customers and contacts lists.

11.                                 ESCP and TargetView Service contract status.

12.                                 ESCP and TargetView spares and repairs pricing lists.

13.                                 ESCP and TargetView projector catalog pricing.

14.                                 ESCP and TargetView bills of material.

15.                                 ESCP and TargetView assembly drawings and schematics.

SCHEDULE 6

EXCEPTIONS TO PROPRIETARY RIGHTS

1.               Any proprietary rights or intellectual property not used exclusively in Seller’s ESCP or TargetView business.

2.               Any proprietary rights or intellectual property not specifically enumerated on Schedules 1 or 3 through 5 of the Asset Purchase Agreement.